UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 9, 2009 (June 5, 2009)

AFFINION GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-133895 (Commission File Number)	16-1732152 (IRS Employer Identification No.)

100 Connecticut Avenue

Norwalk, Connecticut 06850

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 5, 2009, Affinion Group, Inc. (the “Company”) completed the private offering of $150.0 million aggregate principal amount of 10 1/8% Senior Notes due 2013 (the “Notes”) pursuant to the terms of a purchase agreement, dated June 2, 2009, among the Company, certain subsidiaries of the Company, as guarantors (the “Guarantors”), and Banc of America Securities LLC and Deutsche Bank Securities Inc. (the “Initial Purchasers”). The Initial Purchasers and their affiliates have provided and may in the future provide financial advisory, investment banking and commercial banking services in the ordinary course of business to the Company, the Guarantors and certain of their affiliates, from time to time, for which they receive customary fees and expense reimbursement. Deutsche Bank Securities Inc. acted as joint lead arranger and joint book-runner under the Company’s senior secured credit facility. In addition, Deutsche Bank Securities Inc. is the syndication agent, and Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a co-documentation agent under the Company’s senior secured credit facility. In addition, both of the Initial Purchasers are affiliates of Company affinity partners.

The terms and the covenants of the Notes are substantially identical to those of the Company’s existing $304.0 million aggregate principal amount of 10 1/8% Senior Notes due 2013 (the “Existing Notes”), but the Notes (i) are not additional debt securities under the indenture governing the Existing Notes, (ii) have been issued under a new indenture, (iii) do not vote together with the Existing Notes, (iv) have different CUSIP number, and (v) do not necessarily trade with the Existing Notes.

The Notes are governed by the terms of the Indenture, dated as of June 5, 2009, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Indenture”). The Company will pay interest on the Notes on April 15 and October 15 of each year, beginning on October 15, 2009. The Notes will mature on October 15, 2013. The Notes are redeemable at the Company’s option prior to maturity. The Indenture, similar to the indenture governing the Existing Notes, contains negative covenants which restrict the ability of the Company and its restricted subsidiaries to engage in certain transactions and customary events of default.

The Company’s obligations under the Notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future domestic subsidiaries that guarantee the indebtedness under the Company’s senior secured credit facility, 11 1/2% senior subordinated notes due 2015 and the Existing Notes.

The Notes and guarantees thereof are senior unsecured obligations of the Company and the Guarantors and rank equally in right of payment with all of the Company’ and the Guarantors’ existing and future senior unsecured indebtedness, and senior to all of the Company’s and the Guarantors’ existing and future senior subordinated and subordinated indebtedness. The Notes and guarantees thereof are effectively subordinated to all of the Company’s and the Guarantors’ existing and future secured indebtedness, to the extent of the collateral securing such indebtedness. The Notes are structurally subordinated to all existing and future liabilities, including trade payables, of the Company’s subsidiaries that do not issue guarantees of the Notes.

The Company intends to use the net proceeds of the offering for general corporate purposes, which could include working capital needs, acquisitions, capital expenditures and purchases of any indebtedness of the Company or Affinion Group Holdings, Inc. (which could include purchases of such indebtedness held by the Company’s affiliates).

In connection with the issuance of the Notes, the Company, the Guarantors and the Initial Purchasers entered into a registration rights agreement, dated as of June 5, 2009 (the “Registration Rights Agreement”), pursuant to which the Company has agreed, among other things, to offer to exchange the Notes for a new issue of substantially identical notes that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). In the event the Company breaches its obligations under the Registration Rights Agreement to file an exchange offer registration statement, to file a shelf registration statement under certain circumstances, to have the exchange offer registration statement declared effective or to consummate the registered exchange offer, the Company will be obligated to pay liquidated damages to holders of Notes in an amount equal to 0.25% per annum of the principal amount of the Notes, which amount will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all defaults under the Registration Rights Agreement have been cured, up to a maximum amount of 1.00% per annum.

The Notes were not registered under the Securities Act or any state securities laws, and the Notes may not be offered or sold within the United States, or to, or for the account or benefit of, any United States persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. This report shall not constitute an offer to sell or a solicitation of an offer to purchase any notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

(a) See Item 1.01, which is incorporated herein by reference.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINION GROUP, INC.

Date: June 9, 2009	By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Executive Vice President and Chief Financial Officer